EXHIBIT 99.1

Company Contact:
Stephen A. Heit,
Chief Financial Officer
800 524-2720

FOR IMMEDIATE RELEASE

CCA INDUSTRIES, INC. ANNOUNCES DEPARTURE OF RICHARD KORNHAUSER AND APPOINTMENT OF LANCE FUNSTON AS CEO

Ridgefield Park, NJ, January 21, 2016: CCA Industries, Inc. (NYSE MKT: “CAW”) announced today that Richard Kornhauser has stepped down as its Chief Executive Officer and President effective January 15, 2016,. He also resigned as director of the Company. Lance Funston has assumed the position of Chief Executive Officer in addition to his responsibilities as the Company’s Chairman of the Board, effective the same date.
Mr. Kornhauser said "after two years of retooling, rebuilding and recapitalizing the company's infrastructure, CCA's platform is far stronger and healthier today than it has been in years. I'm proud of what we have accomplished as a team."
Mr. Funston added “one year ago, I  asked Rick to accomplish three goals, transition from component manufacturing to turnkey manufacturing for which we have made considerable progress, make significant reductions in administrative overhead costs and complete the transition to Emerson Healthcare, a third party back office accounting and sales team.  His mission has been accomplished.  The Board of Directors joins me in thanking Rick for his valuable contributions.”
About CCA Industries, Inc.

CCA Industries Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care, “ “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, and “Solar Sense” sun protection products.

Statements contained in this news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including statements regarding expectations with respect to future operating results, anticipated future cost savings, anticipated timing and cost of implementation of the operational changes described in this new release and the manner in which the operational changes described in this news release, and the timing of their implementation, may affect future operating results, are subject to risks and uncertainties, which would cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s risk factors listed under the "Risk Factors" section of the Company's annual report on Form 10-K and in its other filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved, and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act and otherwise und